Ex. 99.28(d)(50)(xii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Wellington Management Company LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the appointment of Sub-Adviser to manage a portion of assets of the JNL Multi-Manager Emerging Markets Equity Fund of the Trust, effective April 27, 2020.

Whereas, the Parties have agreed to amend the Agreement, effective April 27, 2020, to add the JNL Multi-Manager Emerging Markets Equity Fund and its fees (for the portion of assets managed by Sub-Adviser).

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the following sections of the Agreement, effective April 27, 2020:

The third “Whereas” clause of the introductory section; and

Section 1. “Appointment.”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The third “Whereas” clause in the introductory section of the Agreement is hereby deleted and replaced with the following paragraphs:

“Whereas, the fund or funds listed on Schedule A hereto (each, a “Fund”) are series of the Trust;

Whereas, the Board of Trustees of the Trust and the Adviser desire that the Adviser retain the Sub-Adviser as Adviser’s agent to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth.”

2)	The first paragraph of Section 1. “Appointment.” of the Agreement is hereby deleted and replaced with the following paragraph:

1.	Appointment. Subject to the approval of the Board of Trustees, Adviser represents and warrants that it has full legal power and authority to enter into this Agreement and to delegate investment advisory services, and hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement, and the appointment of Sub-Adviser hereunder is permitted by Trust’s and Adviser’s governing documents and has been duly authorized by all necessary corporate or other action. Such appointment may be limited to a portion of a Fund’s assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates. Adviser represents that this Agreement has been duly authorized and will be binding upon Adviser.

3)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

4)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2020.

Jackson National Asset Management, LLC		Wellington Management Company LLP
By:	/s/ Emily J. Bennett	By:	/s/ Desmond A. Bavlicek
Name:	Emily J. Bennett	Name:	Desmond A. Bavlicek
Title:	AVP, Associate General Counsel	Title:	Senior Managing Director, Director US Financial Intermediaries

Schedule A

Dated April 27, 2020

Funds
JNL Multi-Manager Emerging Markets Equity Fund
JNL/WMC Balanced Fund
JNL/WMC Government Money Market Fund
JNL/WMC Value Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

JNL Multi-Manager Emerging Markets Equity Fund
[Fees Omitted]

JNL/WMC Balanced Fund
Average Daily Net Assets	Annual Rate
Assets up to $5 Billion:
$0 to $200 Million:	.270%
$200 Million to $400 Million:	.250%
$400 Million to $2.5 Billion:	.220%
$2.5 Billion to $5 Billion:	.200%
Over $5 Billion:	.180%
When assets exceed $5 Billion:
$0 to $5 Billion:	.210%
Over $5 Billion:	.160%

JNL/WMC Government Money Market Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion:	.040%*
$1 Billion to $4 Billion:	.025%*
Over $4 Billion:	.020%*

* The assets of the JNL/WMC Government Money Market Fund of JNL Series Trust and the assets of the JNL Government Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

JNL/WMC Value Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion	.250%
Over $1 Billion:	.200%

B-1